BRITISH COLUMBIA
The Best Place on Earth

Number: BC0343122

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that GEMSTAR RESOURCES LTD. changed its name to ROUGE RESOURCES LTD. on March 6, 2008 at 06:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 6, 2008

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada